Exhibit 99.1

Contacts:
For Investors	For News Media
Agnes Lee	Alison Graves
O: 858-836-5971	O: 858-836-6789
investorrelations@resmed.com	news@resmed.com

ResMed Inc. Announces Results for the Fourth Quarter of Fiscal Year 2017

Revenue increased 7% to $556.7 million; up 8% on a constant currency basis

GAAP diluted earnings per share of $0.71; non-GAAP diluted earnings per share of $0.77

Operating cash flow of $140.3 million in the fourth quarter

Quarterly dividend increased by 6% to $0.35 per share

SAN DIEGO, August 1, 2017 – ResMed Inc. (NYSE: RMD) today announced results for its quarter ended June 30, 2017. Revenue for the quarter was $556.7 million, a 7 percent increase compared to the same period of the prior year. Excluding the contribution from the Brightree business acquired in April 2016, revenue for the quarter was $520.5 million, a 6 percent increase.

“We finished the year with solid constant currency revenue growth, fuelled by sales of our devices, masks, and software-as-a-service revenue from Brightree,” said Mick Farrell, ResMed’s chief executive officer.

“During the quarter, we made two acquisitions to augment our Brightree solutions, we presented and published results from clinical studies in sleep and COPD, and we launched two new products: AirTouch - the softest CPAP mask from ResMed and AirMini - the world’s smallest CPAP.

Farrell concluded, “Our board of directors has declared a 6 percent increase in our dividend this quarter, reflecting confidence in our long-term outlook and 2020 strategy. We are positioned for another great year ahead, as we deliver products and solutions that improve patient outcomes, create efficiencies for our customers, lower overall healthcare system costs and deliver cash to our shareholders.”

Analysis of fourth quarter results

Fourth quarter revenue in the Americas was $350.2 million, an 8 percent increase over the same period of the prior year. This included Brightree revenue of $36.2 million. Excluding Brightree, revenue in the Americas was $314.0 million, a 6 percent increase over the prior year. Revenue in combined EMEA and APAC was $206.5 million, an increase of 9 percent on a constant currency basis, compared to the same period of the prior year.

Gross margin in the fourth quarter was 58.2 percent, higher than the prior year’s quarter gross margin of 58.1 percent. The improvement in gross margin compared to prior year’s quarter was due to manufacturing and procurement efficiencies partially offset by declines in average selling prices and changes in product mix.

Income from operations for the quarter was $127.4 million, a 7 percent increase compared with the quarter ended June 30, 2016. Non-GAAP income from operations for the quarter was $139.1 million, a 3 percent increase compared to the same period of the prior year.

Selling, general and administrative expenses were $147.9 million, a 10 percent increase over the same period in the prior year, also an 11 percent increase on a constant currency basis. SG&A expenses increased to 26.6 percent of revenue in the quarter, compared with 25.8 percent reported in the quarter ended June 30, 2016.

Research and development expenses were $36.7 million, or 6.6 percent of revenue. R&D expenses increased by 7 percent compared with the same period last year, or a 6 percent increase on a constant currency basis.

Amortization of acquired intangible assets was $11.8 million during the quarter, a decrease of $0.9 million compared with the same period last year. Stock-based compensation costs incurred during the quarter of $11.7 million consisted of expenses associated with employee equity grants, and our employee stock purchase plan.

Net income for the quarter was $101.6 million, a 22 percent increase compared to the same period of the prior year. Non-GAAP net income was $109.6 million, a 5 percent increase compared to the prior year.

Non-GAAP measures adjust for amortization of acquired intangibles, the one-time deferred revenue fair value adjustment, the SERVE-HF accrual release and acquisition related expenses.

GAAP diluted earnings per share for the quarter increased 20 percent to $0.71. Non-GAAP diluted earnings per share of $0.77 were 4 percent higher compared with the same period of the prior year.

Cash flow from operations for the quarter was $140.3 million compared to net income in the current quarter of $101.6 million.

Analysis of fiscal year 2017 results

Revenue for the year increased 12 percent over the prior year to $2.1 billion, or a 13 percent increase on a constant currency basis.

Income from operations for the year was $425.8 million, a 1 percent decrease over the prior year. Non-GAAP income from operations for the year was $508.4 million, a 9 percent increase compared to the prior year.

Non-GAAP measures adjust for amortization of acquired intangibles, the Astral battery field safety notification expenses, restructuring expenses, litigation settlement expenses, acquisition related expenses, the one-time deferred revenue fair value adjustment and the SERVE-HF accrual release.

Net income for the year was $342.3 million, a 3 percent decrease over the prior year. Non-GAAP net income was $401.3 million, a 6 percent increase compared to the prior year.

GAAP diluted earnings per share decreased 4 percent to $2.40. Non-GAAP diluted earnings per share for the year was $2.82, a 5 percent increase compared with the prior year.

Cash flow from operations for the year was $414.1 million. During the year we paid $186.3 million in dividends and repaid $95.0 million of our outstanding debt.

Dividend program

The ResMed board of directors today declared a 6 percent increase in the quarterly cash dividend to $0.35 per share. The dividend will have a record date of August 17, 2017, payable on September 21, 2017. The dividend will be paid in U.S. currency to holders of ResMed’s common stock trading on the New York Stock Exchange. Holders of Chess Depositary Instruments trading on the Australian Securities Exchange will receive an equivalent amount in Australian currency, based on the exchange rate on the record date, and reflecting the 10:1 ratio between CDIs and NYSE shares. The ex-dividend date will be August 16, 2017 for common stock holders and for CDI holders. ResMed has received a waiver from the ASX’s settlement operating rules, which will allow ResMed to defer processing conversions between its common stock and CDI registers from August 16, 2017 through August 17, 2017 inclusive.

Webcast details

ResMed will discuss its financial and business results and outlook on its webcast at 1:30 p.m. U.S. Pacific Time today. The live webcast of the call can be accessed on ResMed’s Investor Relations website at investor.resmed.com. Please go to this section of the website and click on the icon for the “Q4 2017 earnings webcast” to register and listen to the live webcast. The online archive of the broadcast will be available on ResMed’s website after the live call. In addition, a telephone replay of the conference call will be available approximately two hours after the call by dialing 800-585-8367 (U.S.) and +1 416-621-4642 (outside U.S.) and entering a passcode of 48372777. The telephone replay will be available until August 15, 2017.

About ResMed

ResMed (NYSE:RMD) changes lives with award-winning medical devices and cutting-edge cloud-based software applications that better diagnose, treat and manage sleep apnea, chronic obstructive pulmonary disease (COPD) and other chronic diseases. ResMed is a global leader in connected care, with more than 3 million patients remotely monitored every day. Our 6,000-strong team is committed to creating the world’s best tech-driven medical device company – improving quality of life, reducing the impact of chronic disease, and saving healthcare costs in more than 120 countries.

Safe harbor statement

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements – including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products and the integration of acquisitions – are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net revenue	$556,686	$518,647	$2,066,737	$1,838,713
Cost of sales	232,910	217,560	859,922	775,020
Astral field safety notification expenses (1)	-	-	5,070	-
SERVE-HF accrual release (1)	-	(402)	-	(2,804)
Gross profit	323,776	301,489	1,201,745	1,066,497

Operating expenses:
Selling, general and administrative	147,940	133,929	553,968	482,593
Research and development	36,706	34,380	144,467	118,651
Restructuring expenses (1)	-	-	12,358	6,914
Litigation settlement expenses (1)	-	-	8,500	-
Acquisition related expenses (1)	-	1,914	10,076	5,464
Amortization of acquired intangible assets (1)	11,769	12,629	46,578	23,923
Total operating expenses	196,415	182,852	775,947	637,545
Income from operations (1)	127,361	118,637	425,798	428,952

Other income (expenses), net:
Interest income (expense), net	(3,310)	(2,374)	(11,151)	5,654
Other, net	(2,428)	1,168	4,096	4,960
Total other income (expenses), net	(5,738)	(1,206)	(7,055)	10,614
Income before income taxes	121,623	117,431	418,743	439,566
Income taxes excluding ASU 2016-09 (2)	22,194	35,572	82,530	98,329
Income taxes relating to ASU 2016-09 (2)	(2,184)	(1,267)	(6,071)	(11,172)
Total income taxes	20,010	34,305	76,459	87,157
Net income (1)	$101,613	$83,126	$342,284	$352,409

Basic earnings per share (2)	$0.72	$0.59	$2.42	$2.51
Diluted earnings per share (2)	$0.71	$0.59	$2.40	$2.49
Non-GAAP diluted earnings per share (1) (2)	$0.77	$0.74	$2.82	$2.68

Basic shares outstanding	142,019	140,551	141,360	140,242
Diluted shares outstanding (2)	143,119	141,654	142,453	141,669

(1)	See the reconciliation of non-GAAP financial measures in the table at the end of the press release.

(2)	As a result of the adoption of ASU 2016-09 “Improvements to Employee Share-Based Payment Accounting” during the quarter ended June 30, 2016 we now recognize an income tax impact relating to share-based payment transactions. The income taxes for the three and twelve months ended June 30, 2016 have been restated to reflect the adoption of the standard as the benefit was previously recorded as a reduction to Additional Capital.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited - In thousands)

	June 30,	June 30,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$821,935	$731,434
Accounts receivable, net	450,530	382,086
Inventories	268,319	224,456
Prepayments and other current assets	103,219	81,743
Total current assets	1,644,003	1,419,719
Property, plant and equipment, net	394,241	384,276
Goodwill	1,064,874	1,059,245
Other intangibles, net	261,800	299,808
Deferred income taxes and other non-current assets	103,569	93,657
Total non-current assets	1,824,484	1,836,986
Total assets	$3,468,487	$3,256,705
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	92,763	92,571
Accrued expenses	186,295	156,805
Deferred revenue	51,918	50,009
Income taxes payable	29,150	39,166
Short-term debt	-	299,438
Total current liabilities	360,126	637,989
Non-current liabilities:
Deferred income taxes	13,822	9,061
Deferred revenue	53,235	40,281
Other long term liabilities	2,427	1,211
Long-term debt	1,078,611	873,332
Total non-current liabilities	1,148,095	923,885
Total liabilities	1,508,221	1,561,874
STOCKHOLDERS’ EQUITY:
Common stock	569	563
Additional paid-in capital	1,379,130	1,303,238
Retained earnings	2,316,237	2,160,299
Treasury stock	(1,546,611)	(1,546,611)
Accumulated other comprehensive income	(189,059)	(222,658)
Total stockholders’ equity	$1,960,266	$1,694,831
Total liabilities and stockholders’ equity	$3,468,487	$3,256,705

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited - In thousands)

	Twelve Months
	June 30,
	2017	2016
Cash flows from operating activities:
Net income	$342,284	$352,409
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	112,157	86,849
Impairment of long-lived asset	-	2,815
Stock-based compensation costs	45,925	46,408
Changes in fair value of business combination contingent consideration	10,076	(2,986)
Payment of business combination contingent consideration	(8,460)	-
Impairment of cost-method investments	1,955	750
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(63,604)	(27,307)
Inventories, net	(41,599)	30,492
Prepaid expenses, net deferred income taxes and other current assets	(19,257)	12,121
Accounts payable, accrued expenses and other	34,576	46,382
Net cash provided by operating activities	414,053	547,933
Cash flows from investing activities:
Purchases of property, plant and equipment	(62,219)	(58,534)
Patent registration costs	(9,257)	(9,295)
Business acquisitions, net of cash acquired	(7,274)	(1,041,864)
Investments in cost-method investments	(6,464)	(8,965)
Proceeds from sale of business	-	468
Proceeds / (Payments) on maturity of foreign currency contracts	3,324	(7,564)
Net cash used in investing activities	(81,890)	(1,125,754)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	30,161	27,694
Purchases of treasury stock	-	(102,058)
Payment of business combination contingent consideration	(11,682)	(1,228)
Proceeds from borrowings, net of borrowing costs	450,000	1,140,000
Repayment of borrowings	(545,000)	(283,694)
Dividends paid	(186,346)	(168,130)
Net cash (used in) / provided by financing activities	(262,867)	612,584
Effect of exchange rate changes on cash	21,205	(20,578)
Net increase / (decrease) in cash and cash equivalents	90,501	14,185
Cash and cash equivalents at beginning of period	731,434	717,249
Cash and cash equivalents at end of period	$821,935	$731,434

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Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In US$ thousands, except share and per share data)

The measure, “non-GAAP income from operations” is reconciled with GAAP income from operations below:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
GAAP income from operations	$127,361	$118,637	$425,798	$428,952
Deferred revenue fair value adjustment (A)	-	2,332	-	2,332
SERVE-HF accrual release (A)	-	(402)	-	(2,804)
Astral battery field safety notification expenses (A)	-	-	5,070	-
Restructuring expenses (A)	-	-	12,358	6,914
Litigation settlement expenses (A)	-	-	8,500	-
Acquisition related expenses (A)	-	1,914	10,076	5,464
Amortization of acquired intangible assets (A)	11,769	12,629	46,578	23,923
Non-GAAP income from operations	$139,130	$135,110	$508,380	$464,781

The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:
	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
GAAP net income	$101,613	$83,126	$342,284	$352,409
Deferred revenue fair value adjustment (A)	-	1,478	-	1,478
SERVE-HF accrual release, net of tax (A)	-	(281)	-	(1,963)
Astral battery field safety notification expenses (A)	-	-	3,549	-
Restructuring expenses, net of tax (A)	-	-	8,295	5,204
Litigation settlement expenses, net of tax (A)	-	-	5,392	-
Acquisition related expenses (A)	-	1,393	10,076	4,943
Amortization of acquired intangible assets, net of tax (A)	7,999	8,794	31,679	17,366
Cumulative ASU 2016-09 income tax benefit not reflected in the quarter ended June 30, 2016 (A)	-	9,905	-	-
Non-GAAP net income (A)	$109,612	$104,415	$401,275	$379,437
Diluted shares outstanding	143,119	141,654	142,453	141,669
GAAP diluted earnings per share	$0.71	$0.59	$2.40	$2.49
Non-GAAP diluted earnings per share (A)	$0.77	$0.74	$2.82	$2.68

(A)	ResMed adjusts for the impact of the Astral battery field safety notification expenses, release of SERVE-HF accrual, restructuring expenses, litigation settlement expenses, one-time deferred revenue fair value adjustment acquisition related expenses and amortization of acquired intangible assets from their evaluation of ongoing operations and believes investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.

ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight in evaluating ResMed’s performance from core operations and provides consistent financial reporting. Our use of non-GAAP measures is intended to supplement, and not to replace, our presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

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